11365 West Olympic Boulevard
Los Angeles, California 90064

     ANNUITY CONTRACT

This is a flexible payment fixed and variable annuity contract providing fixed and variable annuity income benefits. This contract describes the rights and benefits of the owner.

Security First Life Insurance Company ("Company") has received a purchase payment made for the owner. The Company will make a series of monthly payments to the person named as the annuitant, starting on the annuity date. These annuity payments will be made while the annuitant is alive, but not for less than 120 months. A different form of annuity option or optional annuity date may be selected by the owner. The amount of the monthly payments will be determined in the manner set forth in this contract.

If the annuitant or owner dies before payments start, a settlement on death will be made in accordance with the Settlement on Death provision.


10-Day Right to Examine this Contract

At any time within 10 days after receipt of this annuity contract, it may be returned for cancellation by delivering it to the Company at its administrative office shown herein. Such delivery or mailing of the contract shall void it from the beginning, and the parties shall be in the same position as if it had not been issued. All purchase payments for the contract shall be refunded.



President
Secretary

ALL PAYMENTS AND VALUES UNDER THIS CONTRACT WHICH ARE BASED ON INVESTMENT IN THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE INSURER. PLEASE READ THIS POLICY CAREFULLY.

FLEXIBLE PAYMENT DEFERRED ANNUITY
PROVIDING FIXED AND VARIABLE BENEFITS
10 YEAR CERTAIN LIFE ANNUITY
STARTING ON THE ANNUITY DATE
NON-PARTICIPATING
NO DIVIDENDS

CONTRACT SCHEDULE

CONTRACT OWNER(S)                        CONTRACT NUMBER
     John Doe                                 A000000

ANNUITANT                                CONTRACT DATE
     John Doe                                 February 1, 1999

NORMAL ANNUITY DATE                      PURCHASE PAYMENT
     February 1, 2035                         $5,000.00

GENERAL ACCOUNT OPTIONS


FIXED ACCOUNT I

The company will credit ____% for 1 contract year to the initial amount allocated to Fixed Account I before annuity income payments commence.

A new interest rate will be established at the end of each 1 year guarantee period and will be guaranteed for an additional 12 months.

FIXED ACCOUNT II

The company will credit ____% for 7 contract years to the initial amount allocated to Fixed Account II before annuity income payments commence.


Interest adjustment factor: if a total or partial withdrawal or transfer is made from Fixed Account II other than at the end of the guarantee period, an interest adjustment will be made to the Fixed Account II account value. The interest adjustment factor is:

     ( ( G - C )   (  m ) )
     ( (_______) * (____) )
     ( (   2   )   ( 12 ) )

     Where:

     G:   Guaranteed rate for the period

     C: Current Fixed Account II guaranteed rate applied to new contracts being issued.

     m:   Number of months remaining in the current seven year guarantee period.


The amount of the interest adjustment with respect to the purchase payment is equal to the interest adjustment factor multiplied by the amount of the withdrawal or transfer.

If the interest adjustment is a negative value, the value is subtracted from the account value. If the interest adjustment is a positive value, the interest adjustment is added to the account value.

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The company guarantees that the adjustment will never result in the Company crediting less than 3% on amounts allocated and remaining in Fixed Account II.


GENERAL ACCOUNT -- FIXED ACCOUNT I AND II

For the term of this contract, the company guarantees that interest rates credited to the initial amount allocated to the general account will never be less than 3.00%.

Interest is compounded annually and credited daily.


EXCESS INTEREST

The company may declare and credit excess interest to amounts allocated to the general account. Declaration of excess interest is not guaranteed.


ALLOCATION

GENERAL ACCOUNT

Fixed Account I                             %
Fixed Account II                            %


SEPARATE ACCOUNT

Federated Insurance Series                  %
  High Income Bond Fund II                  %
  Equity Income Fund II                     %
  American Leaders Fund II                  %

AIM Variable Insurance Funds
  Balanced Fund                             %
  Capital Appreciation Fund                 %
  Value Fund                                %
  International Equity Fund                 %

Oppenheimer Variable Accounts Funds
      Bond Fund/VA                          %
      Strategic Bond Fund/VA                %
    Main Street Growth & Income Fund/VA     %
      Money Fund/VA                         %

MFS Variable Insurance Trust
    Research Series                         %
      New Discovery Series                  %
      Growth with Income Series             %

Van Kampen Life Investment Trust
      Emerging Growth Portfolio             %
      Enterprise Portfolio                  %
    Strategic Stock Portfolio               %

TOTAL SEPARATE ACCOUNT                      %


     SF-137-3                           3

ENDORSEMENTS

THE FOLLOWING ENDORSEMENTS HAVE BEEN ATTACHED TO AND MADE A PART OF THIS CONTRACT. THEY HAVE BEEN INCLUDED FOLLOWING THE LAST PRINTED PAGE OF THE CONTRACT.

TERMINAL ILLNESS RIDER            SF-1559


COMMUNICATIONS

WRITE TO THE COMPANY AT ITS ADMINISTRATIVE OFFICE AS SHOWN BELOW:

SECURITY FIRST LIFE INSURANCE COMPANY
P. O. BOX 92193
LOS ANGELES, CALIFORNIA 90009
(800)284-4536


     SF-137-3A                         3A

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ARTICLE 1  DESCRIPTION OF CERTAIN TERMS USED IN THIS CONTRACT

ACCUMULATION UNIT -- A measuring unit used to determine the value of the owner's interest in a separate account series under this contract at any time before annuity payments commence.

ANNUITANT -- The person who is to receive annuity payments.

ANNUITY -- A series of income payments made to the annuitant for a defined period of time.

ANNUITY DATE -- The date annuity payments begin under this contract.

ANNUITY UNIT -- A measuring unit used to determine the amount of variable annuity payments based on a separate account series under this contract after such payments have commenced.

BENEFICIARY -- Except as otherwise provided in Section 4.02, the person named on the application who has the right to receive settlement on the death of the owner.

CONTRACT -- The legal agreement between the owner and the Company covering rights of the owner.

CONTRACT YEAR -- A twelve month period starting on the date this contract is issued and on each anniversary.

FIXED ANNUITY -- An annuity providing guaranteed level payments.

FUND -- Any registered management investment company or series thereof (mutual fund) specified in the contract in which the assets of the separate account may be invested.

GENERAL ACCOUNT -- Assets of the Company except those in the separate account or segregated asset accounts.

NORMAL ANNUITY DATE -- The first day of the month coincident with or next following the anniversary of the contract date nearest the annuitant's 100th birthday, or the 10th anniversary, if later.

OWNER -- The person who has submitted the completed application to the Company with a purchase payment and to whom this contract was issued.

PAYEE -- The annuitant or beneficiary receiving payment of benefits under this contract.

PURCHASE PAYMENT -- Any amount received by the Company for the owner.

SEPARATE ACCOUNT -- The Security First Life Separate Account A was established by the Company under the Delaware Insurance Code. The income or losses of the separate account are free from any other liabilities of the Company. The separate account is registered as a unit investment trust under the Investment Company Act of 1940.

SERIES -- The accumulation unit values and annuity unit values maintained separately for each fund whose securities are owned by the separate account.

VALUATION DATE -- Any business day used by the separate account to determine the value of part or all of its assets for purposes of determining accumulation and annuity unit values for the contract. Accumulation unit values will be determined each business day. There will be one valuation date in each calendar week for annuity unit values. The Company will establish the valuation date at its discretion, but until notice to the contrary is given, that date will be the last business day in a week.

VALUATION PERIOD -- The time from one valuation date to the next.

VARIABLE ANNUITY -- An annuity with payments that vary annually according to the net investment results of a series.

     SF-137-4                           4

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ARTICLE 2 GENERAL TERMS

2.01 THE CONTRACT

The contract is this document, any endorsements and the application. Only an officer of the Company can change the contract or waive any of the Company's rights. These changes must be made in writing. Any contract terms referring to "filing" or "receipt" of documents means filing or receipt at the Company's administrative office shown on page 3A.

2.02 NON-PARTICIPATING

This contract does not share in the earnings of the Company.

2.03 CHANGE OF CONTRACT

The owner and the Company may change the contract by mutual agreement at any time. Changes must be made in writing. Any changes must comply with the state laws where the contract is delivered. The Company, by itself, may change only the following contract terms:

- Terms that apply to any purchase payment received by the Company as a tax-free exchange under the provisions of the Internal Revenue Code but only if such payment is received after the effective date of the change of contract.

- Terms that apply to benefits and values provided by purchase payments received after the effective date of the change of contract to the extent that such purchase payments in any contract year exceed the first year's purchase payments.

- Terms that may be necessary to make the contract conform to any federal or state law, regulation or ruling.

2.04 DATA PROVIDED TO THE COMPANY

The Company may request the owner and/or annuitant to provide data needed to administer the contract. Such data must be provided upon request. The data must be in a form satisfactory to the Company.

2.05 MISSTATEMENT OF AGE OR SEX

The age or sex of a payee may affect the amount of annuity payments made under the contract. If either is misstated, future payments under the contract will be adjusted.

If the Company shall make or has made any underpayment or underpayments, or any overpayment or overpayments, on account of any such misstatement, the amount thereof, with interest at the rate of six percent per annum, shall, in the case of underpayment, be paid immediately to the insured or, in the case of overpayment, may be charged against the current or next succeeding payment or payments to be made by the Company under the policy.

2.06 TERMINATION OF CONTRACT

This contract will terminate when the Company has fulfilled all its obligations.

2.07 RESERVE BASIS

The reserve for owner's interest in the general account will be calculated by the Commissioner's Annuity Reserve Valuation Method, the Annuity 2000 Mortality Table, at an interest rate no greater than that allowed in the Standard Valuation Law of the state in which the contract is delivered. The reserve will equal or exceed the reserve required by the Standard Valuation Law.

2.08 NON CONTESTABLE

This contract is not contestable.

ARTICLE 3 OWNER'S ACCOUNT

3.01 PURCHASE PAYMENTS

A purchase payment is any amount received by the Company for the owner. The minimum initial purchase payment is $5,000. Additional purchase payments are subject to acceptance by the Company, and, if accepted, must be at least $500. Each purchase payment must be allocated by the owner between the general account and the separate account. However, only initial purchase payments may be directed into Fixed Account II.

3.02 DESCRIPTION OF OWNER'S ACCOUNT

On the contract date the Company established the owner's account with the purchase payment shown on page 3. The owner's account consists of accumulation units in the separate account and amounts allocated to the general account that have not been applied to an annuity income option.

3.03 THE GENERAL ACCOUNT

Amounts in the general account that have not been applied to annuity income options will earn interest as declared by the Company. Amounts in the General Account do not share in the investment experience of any series in the Separate Account. Interest is compounded annually and credited daily. Fixed Account I and Fixed Account II are part of the Company's general account.

3.04 FIXED ACCOUNT I

The declared interest rate for amounts received and directed into Fixed Account I will be guaranteed for a one year period separately for each payment. During the accumulation period the owner can convert funds to Fixed Account I, subject to the contract's conversion provision.

3.05 FIXED ACCOUNT II

The declared interest rate will be guaranteed for a seven year period for the initial payment received and directed into Fixed Account II. The initial interest rate for the initial guarantee period of Fixed Account II is shown on page 3. After the initial seven year period, the current interest rate for any subsequent seven year period may change. During the thirty (30) days prior to the end of any current period, the owner may elect in writing to keep the accumulated value in Fixed Account II for another seven year guarantee period or to convert all or a portion of the accumulated value in Fixed Account II to Fixed Account I or one or more series in the Separate Account. Such conversion will be made as of the last business day of a current seven year guarantee period and will not be subject to any interest adjustment. If the owner does not elect to keep the funds in Fixed Account II, and provides no other election, the funds will be transferred to Fixed Account I.

3.06 THE SEPARATE ACCOUNT

The separate account was established by the Company in 1980 under Delaware law. It is registered as a unit investment trust under the Investment Company Act of 1940 (the "Act"). Its assets are invested only in shares of one or more of the funds. The separate account will vote its fund shares according to instructions received from the owners who have units in the separate account series of that fund. Each such person will receive all reports and materials of the funds in which they own accumulation or annuity units, and forms to instruct the separate account how to vote.

3.07 CREDITING ACCUMULATION UNITS

The number of accumulation units credited to any series in the separate account is determined by dividing the amounts credited, less administration fees and premium taxes deducted, if any, by the account accumulation unit value for that series on the day the Company receives or transfers the amount.

3.08 ACCUMULATION UNITS

The separate account accumulation unit value of each series was first set at $5. This value is determined each business day. It is equal to the value on the prior day multiplied by a net investment factor. The net investment factor is:

(A) the net asset value of a fund share at the close of business plus the per share amount of any fund distributions less taxes (per share), divided by

(B) the net asset value of a fund share at the close of the prior business day, less

(C) the actuarial risk fee factor of .003425% for each calendar day from the prior business day to the current business day.

3.09 SUBSTITUTION OF FUND SHARES

The separate account may not change the fund shares of a series unless approved as provided by the Act. The separate account may buy other securities for other series or contracts, or convert units from one series or contract to another, if requested by an owner.

3.10 SPLITTING UNITS

The Company may split the value of any units in the best interest of the owners, annuitants and the Company. If split, strict equity will be preserved. Such split will have no major effect upon the benefits or provisions of this contract.

3.11 ACCOUNT VALUE

The account value is the sum of the values of the separate account accumulation units and the amounts allocated to the general account plus interest credited, less amounts deducted for prior surrenders or applied to provide annuity income payments, or deducted for prior or current administration fees or premium taxes.


     SF-137-6                           7

3.12 CASH VALUE

Except as otherwise provided respecting the free withdrawal amount (See Section 3.13), the cash value of the owner's account equals the aggregate of the following percentages of each purchase payment or portion thereof which has not been previously surrendered or committed to an annuity income option, as increased or decreased by interest, gains or losses earned with respect to such purchase payment and reduced by applicable administration fees and premium taxes. The percentage is determined based on the period of time (expressed in years) between the date of receipt of each purchase payment and the surrender or annuity date. The percentages are:

(a) 93% for purchase payments received during the first year before the surrender or annuity date;

(b) 93% for purchase payments received in the second year before the surrender or annuity date;

(c) 94% for purchase payments received in the third year before the surrender or annuity date;

(d) 94% for purchase payments received in the fourth year before the surrender or annuity date;

(e) 95% for purchase payments received in the fifth year before the surrender or annuity date;

(f) 96% for purchase payments received in the sixth year before the surrender or annuity date;

(g) 97% for purchase payments received in the seventh year before the surrender or annuity date;

(h)  100% for all earlier purchase payments.

The difference between the cash value and the account value is a termination charge.


3.13 FREE WITHDRAWAL AMOUNT

After the first contract year, in regard to the first surrender in any contract year, the cash value (as described in Section 3.12) of amounts surrendered up to 10% of the owner's interest in Fixed Account I, up to 10% of the owner's interest in Fixed Account II and up to 10% of the owner's interest in the separate account will be determined without a termination charge(the "free withdrawal amount"). Amounts surrendered later or in excess of this free withdrawal amount will be subject to termination charges as provided in Section 3.12.

3.14 ADMINISTRATION FEE

The Company will deduct from the values of the owner in the separate account a daily administration fee equal to .000411% of the values of the separate account accumulation units for the prior calendar day.

3.15 ANNUAL POLICY FEE

The Company will deduct an annual fee of $35 charged at the contract anniversary date. If the contract is settled prior to the contract anniversary date, the administrative fee will be charged on the settlement date.

3.16 PREMIUM TAXES

The Company may deduct from the owner's account any premium tax payable by it. The premium tax will be deducted from the owner's account on or after the date when the tax is incurred by the Company.

3.17 STATEMENTS OF ACCOUNT

Prior to the annuity date, statements of account will be provided at least once per contract year.


ARTICLE 4 RIGHTS OF OWNER

4.01 OWNERSHIP AND ASSIGNMENT

Unless otherwise restricted, the owner may exercise the contract rights that relate to his or her annuity. The owner's contract rights are subject to the rights of any assignee or irrevocable beneficiary.

Unless otherwise restricted, the owner may assign his or her contract rights under this contract. The assignment must be in writing and received by the Company. This assignment takes effect on the date it is signed. It is subject to any action taken before the assignment is received. Any such assignment will not change a named beneficiary unless the assignment also includes such a change. The Company is not responsible for the validity of the assignment.

If the owner dies before the annuity date, settlement will be made in accordance with Article 6.

4.02 DESIGNATION OF BENEFICIARY

The owner may name and change the beneficiary. The request must be in writing and made before the owner dies. No change will take effect unless it is received. When received, the request will take effect as of the date signed, subject to payment or other action taken by the Company before it was received. An irrevocable beneficiary must agree to any such change. If there are joint owners, the surviving joint owner shall become the beneficiary upon the death of one of the owners unless otherwise designated in writing by the joint owners.

4.03 CASH SURRENDER

This contract may be surrendered for its cash value before the annuity date. Requests for surrender must be in writing and signed by the owner. The cash value will not be paid until the contract is returned, unless such return is waived by the Company.

4.04 PARTIAL SURRENDERS

Partial surrenders from the contract may be made before the annuity date. Requests for partial surrenders may be communicated by written direction or, if permitted by the Company, by telephone. No partial surrender will be allowed if it results in the owner's interest in the general account or in any series having a value, after the surrender, of less than $2,000, unless the entire amount in the general account or the series is surrendered.

The amount of a partial surrender will be deducted from the series or the general account on a first-in first-out basis by purchase payment. The amount deducted will be determined by dividing (A) the amount received by the owner with respect to each purchase payment by (B) the applicable percentage shown in
Section 3.10, provided however that the percentage shall be 100% with respect to the free withdrawal amount (see Section 3.13).

4.05 DEFERRAL OF PAYMENT

Payments of full or partial surrenders from a separate account series may be suspended under the following conditions:

(a) During any period in which the New York Stock Exchange is closed (other than customary weekend or holiday closing); or

(b) When the Securities and Exchange Commission determines that trading on such exchange is restricted or that an emergency exists and, as a result, the separate account may not reasonably dispose of its securities or fairly value its assets; or

(c) For such other periods as the Securities and Exchange Commission may designate for the protection of variable contractholders.

Payments of full or partial surrenders from the general account may be deferred for a period of not more than six months from the date written request is received. Interest will continue to be credited during the deferral period. The interest rate(s) will be the same as if the surrender had not been requested. A partial surrender less than or equal to the free withdrawal amount is not subject to deferral.

4.06 HOSPITAL OR NURSING HOME FACILITY

The Company will waive any termination charge in the event of a surrender payable to the owner if, after the purchase of this contract, the owner is confined to a hospital for a minimum of 30 consecutive days or a skilled nursing home for a minimum of 90 consecutive days. In this event, the cash value will be 100% of the account value.

The request for a surrender qualifying under this provision must be made to the company no later than 60 days after the termination of the confinement.

4.07 CONVERSION BETWEEN SERIES AND THE GENERAL ACCOUNT

Accumulation units in the separate account may be converted from one series to another. Accumulation units may also be converted from a separate account series to Fixed Account I in the general account. No conversions to the Fixed Account II are permitted. In addition, no conversion from the general account to accumulation units in the separate account is permitted. Conversions may be communicated by written election or, if permitted by the Company, by telephone. The Company will convert the amounts on the first valuation date after receipt of the written election. Conversions requested by telephone will be effective within a reasonable time in accordance with policies established by the Company.



     SF-137-8                           10

Annuity units in the separate account may be converted from one series to another at any time. Separate account annuity units may not be converted to the general account. However, amounts in the general account that have not been applied to a fixed annuity income option may be converted to annuity units in one or more separate account series for application to a variable annuity income option. Such conversions may be elected by written notification signed by the owner and will be effective on the following annuity unit valuation date.

The minimum amount that may be converted at any time is $500. No conversion can be made if it results in the general account or a series having a value after conversion of less than $500.

4.08 MINIMUM BENEFITS

The value of a paid-up annuity, cash surrender, or settlement on death under this contract will not be less than the minimum required by the state laws where the contract is delivered.


ARTICLE 5 SETTLEMENT

5.01 SETTLEMENT OF THE OWNER'S ACCOUNT

Settlement of the owner's account means any of the following:

(a)  The start of annuity income payments to the annuitant;

(b) The issuance of a supplementary contract to the beneficiary for payment of annuity income; or

(c)  A payment of the cash value in a lump sum.

The amount applied under an annuity income option is the cash value, unless the annuity income option elected begins five or more years after the receipt of the purchase payment; then the amount applied will be the account value of the purchase payment.

The first payment under any annuity income option will be made on the annuity date. Proof of age is required before payments start.

5.02 NORMAL FORM OF SETTLEMENT

The owner must be living on the date annuity payments are to begin. Unless another choice is made, the Company will pay the annuitant a series of payments in the form of a life annuity with 120 monthly payments certain. These payments will begin on the normal annuity date.

5.03 OPTIONAL ANNUITY DATE

Before annuity payments begin, an optional annuity date may be elected by the owner. The optional annuity date may be the first day of any month not later than the normal annuity date. The election must be made at least 31 days before the optional annuity date.

5.04 MINIMUM AMOUNT TO PAYEE

If any annuity income payment from any separate account series or general account is less than $100, the Company may change the payment interval so that the payment is greater than $100.


ARTICLE 6 SETTLEMENT ON DEATH

6.01 SETTLEMENT ON DEATH OF THE ANNUITANT BEFORE THE ANNUITY DATE

If the annuitant who is also the owner dies before the annuity date, settlement will be made in accordance with Section 6.02. If the annuitant who is not the owner dies before the annuity date:

1.   If the owner is a natural person, the owner will become the annuitant.

2. If the owner is not a natural person, a) the cash value will be paid in a lump sum to the owner; or b) the contract will be transferred to a natural person in accordance with the owner's written instructions. In such case, the transferee shall become the owner and the annuitant.

6.02 SETTLEMENT ON DEATH OF THE OWNER BEFORE THE ANNUITY DATE

If there are joint owners, the death of any of the owners shall be considered the death of the owner and cause settlement under this section.

Except as otherwise provided below, upon the death of the owner prior to the annuity date the Company will pay a death benefit to the beneficiary as settlement of the Contract.

The death benefit shall be the greater of:

a.   The account value at the time of settlement;

b. The amount of purchase payments received under the contract, reduced by amounts already applied to produce annuity income payments or for any prior partial surrenders;

or

If the contract was issued on or before oldest of the owner's 70th birthday, the greatest of a) or b) above or

c)   The minimum guaranteed death benefit.

On the date the first purchase payment for the contract is received, the minimum guaranteed death benefit is equal to the purchase payment. Thereafter, the minimum guaranteed death benefit will be: increased by any purchase payment made; and decreased by the percentage of any contract value surrendered. Also, on the first contract anniversary and every anniversary thereafter, except as noted below, the minimum guaranteed death benefit will be recalculated. On each of these days the minimum guaranteed death benefit is equal to the greater of:
The minimum guaranteed death benefit before the recalculation; and the contract value on the date of recalculation. The minimum guaranteed death benefit will be calculated on each anniversary until the owner or the oldest of joint owners attains age 70. After that it will continue to be increased by any purchase payment made and decreased by the percentage of any contract value surrendered If the owner is not a person, the minimum guaranteed death benefit will be recalculated until the annuitant is age 70.

6.03 DEATH VALUATION DATE

The death valuation date is the later of:

1) the date on which the Company receives at its administrative office notification of death of that owner; and

2) the date on which the Company receives at its administrative office election of continuation of the contract or of payment in one sum or under a payment option. If no election has been received by the end of the 90th day after the date notification of death was received, the Company will deem the following to have been elected on the 90th day: spousal continuation, if the surviving spouse qualifies for this right; beneficiary continuation, if the beneficiary qualifies for this right; or otherwise, payment in one sum.

6.04 CONTINUATION OF THE CONTRACT

The Company offers two types of Continuation rights: spousal continuation and beneficiary continuation.

The company must receive written notice of the election of one of these continuation rights by the end of the 90th day after it received notification of death. If the surviving spouse qualifies for spousal continuation and has not elected a method of payment for the death proceeds by the end of the 90 day period, election of spousal continuation will be deemed to have been elected on the 90th day. If a beneficiary who does not qualify for Spousal continuation but does qualify for beneficiary continuation, has not elected a method of payment for the death proceeds by the end of the 90 day period; election of beneficiary continuation will be deemed to have been elected on the 90th day; and the contract will be continued for that beneficiary; and the continued contract must be settled within five years of the owner's death.

6.05 SPOUSAL CONTINUATION

The Contract can be continued under spousal continuation if the surviving spouse is less than the maximum age allowed by the Company and if:

(a)  the joint owners are married to each other,

one of the joint owners dies before an annuity option is elected and there are no other joint owners; or

(b) the Owner dies; and the Owner's spouse is the only named primary Beneficiary on the Owner's date of death.

If the Contract is continued under Spousal Continuation the Death Proceeds will not be paid. The surviving spouse will become the new owner and annuitant if the deceased Owner had been the Annuitant.

6.06 BENEFICIARY CONTINUATION

When the death benefit becomes payable, the beneficiary can elect:

a)   a lump sum payment of the death benefit; or

b) the continuance of the contract with a settlement date equal to the fifth anniversary of the owner's death (see below); or

c) an available payment option. Payments under the payment option: must be payable for the life of the beneficiary or for a term which is not longer than the life expectancy of the beneficiary and must start within one year after the death of the owner.

The contract can be continued under beneficiary continuation by a beneficiary whose share of the death benefit is at least equal to the company's published minimum account value for this right.

If the contract is continued under beneficiary continuation the death benefit will not be paid to the beneficiary continuing his/her share of the proceeds. The death benefit continued in the contract will be allocated in the same proportion as the contract value was allocated to the series and general account on the death valuation date. If there is a single beneficiary, he or she will have the right to make transfers and partial and full surrenders. The settlement date will be the fifth anniversary of the owner's death and cannot be changed. No additional purchase payments can be made; no surrender charges will apply to the contract; an annual policy fee will be deducted. The death benefit during the period of continuation for the beneficiary will be equal to the account value on the date of settlement. The Death Benefit payable at the beneficiary's death will be paid in a lump sum payment.

On the settlement date each living beneficiary will receive his/her share of the account value in a lump sum payment and the contract will terminate.



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

6.07 RIGHTS OF BENEFICIARY

If there is more than one beneficiary living at the time of the owner's death, each will share in the proceeds of the death benefit equally, unless the owner has elected otherwise. In the event of multiple beneficiaries, no conversions or partial surrenders will be permitted during contract continuation, but any beneficiary may surrender 100% of his/her share of the contract proceeds prior to the contract settlement date.

If the owner outlives all beneficiaries, the death benefit will be paid to the owner's estate in a lump sum. No beneficiary shall have the right to assign, anticipate or commute any future payments under any of the options, except as provided in the election or by law.

Rights to the death benefit will pass as if the owner outlived the beneficiary if:

a.   The beneficiary dies at the same time as the owner; or

b. The beneficiary dies within 15 days of the owner's death and prior to the date due proof of the owner's death is received. Due proof of death will be a certified death certificate, an attending physician's statement a decree of a court of competent jurisdiction as to the finding of death, or such other documents as the Company may, at its option, accept.

6.03 SETTLEMENT ON DEATH OF A PAYEE AFTER THE ANNUITY DATE

Upon the death of a payee, any remaining payments certain will be paid to the named beneficiary. If no beneficiary is alive at the payee's death, the payee's estate will receive a lump sum payment. This lump sum will be the present value of the remaining payments certain at the payee's death. If, as the result of a payee's death, variable life annuity payments are being continued to a beneficiary, that beneficiary may elect at any time to receive in a lump sum the present value of the remaining number of payments certain. All present values will be computed on the basis of the interest rates used to compute the benefit.




     SF-137-10                         14

ARTICLE 7 ANNUITY INCOME

Except as may be limited by Articles 5 and 6, the contract can be settled by applying the amounts described in Section 5.01 to the current annuity income options offered by the Company.

     TERMINAL ILLNESS RIDER

After the first contract year, and if the age of the owner or owners at the contract date was less than 75, the owner may make one surrender of up to 50% of the account value without a termination charge, if a licensed medical doctor certifies in writing that the Owner suffers from a terminal illness and that the owner's life expectancy is six months or less. The amount of the surrender which is above 50% will be subject to a termination charge as described in Article 3.


SF-1559